Exhibit 13.14

Forward-looking statements

This communication contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us. In some cases, you can identify forward-looking statements by the following words: “will,” “expect,” “would,” “intend,” “believe,” or other comparable terminology. Forward-looking statements in this document include, but are not limited to, statements about our future financial performance, our business plan, our market opportunities and beliefs and objectives for future operations. These statements involve risks, uncertainties, assumptions and other factors that may cause actual results or performance to be materially different. More information on the factors, risks and uncertainties that could cause or contribute to such differences is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion & Analysis” sections of our offering statement on Form 1-A. We cannot assure you that the forward-looking statements will prove to be accurate. These forward-looking statements speak only as of the date hereof. We disclaim any obligation to update these forward-looking statements

Testing the Waters

This communication may be deemed “testing the waters” material under Regulation A under the Securities Act of 1933. We are not under any obligation to complete an offering under Regulation A. We will only be able to make sales after the Securities and Exchange Commission (SEC) has qualified the offering statement that we have filed with the SEC. The information in that offering statement will be more complete than the information we are providing now, and could differ in important ways. You must read the documents filed with the SEC before investing. No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. Any person interested in investing in any offering of Exodus’s Class A common stock should review our disclosures and the publicly filed offering statement and the preliminary offering circular that is part of that offering statement at https://www.sec.gov/Archives/edgar/data/1821534/000114036121008799/nt10013846x10_1aa.htm. Exodus is not registered, licensed or supervised as a broker dealer or investment adviser by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA) or any other financial regulatory authority or licensed to provide any financial advice or services.

No offer to sell securities or solicitation of an offer to buy securities is being made in any state where such offer or sale is not permitted under the blue sky or state securities laws thereof.  No offering is being made to individual investors unless and until the offering has been registered in that state or an exemption from registration exists.  Exodus intends to complete an offering under Tier 2 of Regulation A and as such intends to be exempted from state registration pursuant to federal law. Although an exemption from registration under state law may be available, Exodus may still be required to provide a notice filing and pay a fee in individual states. No offer to sell securities or solicitation of an offer to buy securities is being made in any international jurisdiction where such offer or sale is not permitted under the securities laws thereof.  No offering is being made to individual investors unless and until the offering has been approved by a competent authority in such international jurisdiction or is made in accordance with an exemption from the relevant international jurisdiction’s securities laws.

The Crypto Show – YouTube live stream on March 23, 2021

Catherine Ross: We have JP Richardson, the CEO and co-founder of Exodus, a crypto currency wallet and exchange. He’s going to talk, actually about everything. Bring him out. I can’t wait.

Aaron: What an introduction.

JP: Hey guys, thanks for having me on the show today.

A: Hey JP, how’s it going? Thank you for joining us.

C: Hi, hello, we’re super excited to have you. How are you doing? How’s your day?

JP: How’s your day? I’m doing well. I have a whole long list of podcasts today so I’m excited today.

A: Nice. Awesome.

C: Oh wow. Actually, could you tell us a little about Exodus? I know you love the name and you have the entire history behind it and I saw the Pomp interview that you gave. Could you tell us a little bit about the company and what it does and why our readers and viewers might be interested in that.

JP: Exodus is the most beautiful, easy to use cryptocurrency platform where you can send, receive, and exchange crypto currency. 1.2 million customers trust Exodus to keep their crypto currency safe and secure. And we’re on a really exciting path with our public offering coming up soon so it’s been a fun ride.

C: I have a question- am I breaking up? Am I here? Sorry I have problems with my connection. How many times do you have to say that this is the most beautiful company in this space.

JP: Probably a million times. See the thing is that it’s true and that’s why so many customers love the product because it’s so easy to use. You can download Exodus for the iPhone and if you have ApplePay set up, you can buy Bitcoin and have it in your wallet in less than two minutes. So yeah a lot of customers love what we’re doing. It’s a great and wonderful platform in making it easy, in making crypto currency easy. That’s one of our biggest causes, make crypto currency easy.

C: Is it only available to US customers or elsewhere in the world?

JP: Exodus, you can download Exodus anywhere in the world whether for desktop or mobile or iPhone or Android so yeah it’s available for everyone for download.

A: Nice, you really are making it easy.

C: Okay. Am I breaking up? It’s a little bit blurry from my end. During that Pomp interview, you mentioned that you are looking at $100 million in revenue this year, is that correct?

JP: We are at, so this month things have slowed down a little bit, retail I suspect has just slowed down. But last year we did $21.3 million in revenue and this quarter we will cross that for sure. Will we be 100? We might not quite be 100 but we’re going to get close.

C: But to be fair I think it’s pretty difficult to forecast what kind of revenue you might have. Right before you joined, we were discussing Bobby Lee’s comments on the future price movements of the entire crypto market movement but particularly on Bitcoin and he said that we might be entering into what we call a crypto winter.  Do you see that happening?

JP: No, no, no way. There’s no, look I’m a Bitcoin perma bull here. Michael Saylor started this party, Elon Musk is continuing this party, and I suspect a lot of other public companies are going to be buying Bitcoin and institutions are buying Bitcoin. And see, when the price falls, institutions don’t have paper hands, institutions have diamond hands, and they are not going to sell when the price drops. So no, I don’t think soon anytime is the price going to drop. I suspect that this is going to keep going. Especially if the Federal Reserve policy continues to print money. And every central bank, continuing to print money. I think that this is going to continue.

A: So I brought up John G our local in house crypto expert, I figure we can carry on this conversation a little more and ask a few more in depth questions.

John: You guys can hear me okay right?

A: Absolutely.

C: Can I just continue before John, so your point this demand and supply issue is now taken care of because we have institutional investors coming in and buying so we’re not going to see prices going lower than we have right now? Is that what you’re saying?

JP: Look, no one can predict the future if you view it as someone back in March 2020, is BTC going to be over $50k in this moment of time, no one would’ve been able to tell you yes or no and that applies here. No one can really predict the future but I think the trend is clear that public companies are going to continue to put Bitcoin on their balance sheets because they’re thinking about the long term and protecting their wealth in the long term. I don’t see that trend changing.

C: Okay, you’ve mentioned that you’re very bullish on Bitcoin, I want to bring your attention to your tweet on Ethereum maximalists who are like the people who thought that Myspace won social networking. Can we talk a little bit more about that? First of all, why? Why do you feel that way? Do you not see ETH as overtaking BTC, so we’re in an NFT craze as this point, so ETH has proven that it has huge value to the ecosystem so.

JP: Yeah, absolutely, look I’m an ETH holder myself so what I’m talking about is the future here. And if you go on Open C on Saturday as if I was a new person approaching NFTs for the very first time and what I discovered is to transfer NFTs the gas prices is like $50 to $75 and that’s just crazy. Now look, I know and understand that Ethereum has the developer mind share today. But things are going to have to move faster. And I know that the new EIP 15 something is coming this summer, and that’s going to have some improvements, but we have got to scale faster. This ecosystem moves very fast so we’ve got to move quick. So that’s why with Ethereum, Ethereum’s got to watch out. So that’s what that tweet was referencing.

C: I’m sure John has some thoughts.

J: It’s very interesting, I’ve been talking to people to try to figure out. I’m fairly knowledgeable in this space, I’m not keeping up with all the different news, but obviously like coming in, being like oh you know we can scale because we have all this network congestion. But the thing for me is that there’s already this ecosystem built out on Ethereum is the reason why it’s interesting to me that the various reasons the platforms have already built on top of it and different ones on top of that grid so see how quickly the other ones come up. But yeah I hundred percent agree, it’s got to scale. People are going to stop doing NFTs if they stop making money on it. If it costs $80 to make an NFT and they can’t sell for $80 then they’re going to stop. So we definitely need to see it scale. I’m of the opinion there’s only two use cases for Ethereum right now. It’s either staking it to earn value from staking it or super rich people who want to make NFTs and sell them and buy them. I do have a question on Exodus. So you’re registered, you’re filed with the SEC, so are you listing stock on an exchange? Or is there a different way that you’re actually listing that’s not traditional? I’m curious on that.

JP: Great question. What is happening here is we are the first company to issue, pending SEC approval, but issue common stock have it publicly represented on a blockchain and have it all inside of Exodus Wallet where a person can buy this stock with BTC, ETH, or USDC. That’s the key, it’s all on the blockchain, it’s not a traditional offering where it’s listed on the Nasdaq or anything of that nature. It’s all on the blockchain. Again it’s all pending SEC approval, but we are planning for this to go live within the next two to three weeks, maybe end of March or early April. But it is pending SEC approval.

J: Do you have a specific blockchain you’ll be using?

JP: I’ll tell you what, we want to use, and this goes back to my tweet, we wanted to use ETH but we found out that to issue common stock on ETH it was going to cost up to $9 million and that’s just crazy. We can’t do that. That’s for gas fees, that’s crazy. So we are blockchain shopping right now so we are trying to find the right blockchain for us right now to make this really worth our customers and make it easy and cheap for our customers.

J: I would love to follow you on that journey. I would be very curious.

JP: What’s your take? Do you have recommendations on companies we should talk to?

J: I’m honestly I’m just trying to build up different things, I haven’t dived into the details of all this tech. Personally, like Madich rebranded to Polygon caught my interest. I have to dive deep into their products, I know that projects are working on that blockchain to build different and layer scaling solutions and applications or ways of doing delegated staking, not sure if that would apply to you guys or issues with the SEC with that , I have no idea. Obviously that would be a lot of work on your side to do that, I mean that’s one project that I’m very interested into diving deeper into and understanding how they do the technical aspects of build that platform that they’re building. I know there’s probably similar platforms, I’m not exactly sure who their competitors are. That’s just one project that came onto my radar most recently. Cause they rebranded two weeks ago from Madich to Polygon and caught my attention and I looked on their site and saw many projects on their site that I recognize that I didn’t realize were using their blockchain. That’s one thing I would say to look into Polygon.

JP: That’s a great suggestion, layering is something that we’re interested in, that we’re keeping an eye on that’s for sure. That’s a good suggestion.

J: Yeah, and Uniswap.

C: I do have couple of questions, so first of all why, I mean you could just buy a SPAC company you could do a direct listing you decided to go that way. I’m pretty sure I know the answer, but why, why did you decide to, let’s say, complicate things.

JP: So Exodus doesn’t have any venture capitalists so we didn’t have to go the traditional route so we thought there was an opportunity for us to build a future where it empowers people to actually control their assets and make stock as simple as sending BTC or ETH. You know what happened with Robinhood and GME situation. That’s a bad thing. We want to create a thing where if you’re not happy with the platform, you can take all of your assets whether BTC or ETH or Exodus stock or anyone else’s stock and take it to a new platform. So it’s all about control and the blockchain is the ethos of control so that’s the most important part of what we decided to do it this way.

C: And you’ve mentioned that you’re going to hear from the SEC in two to three weeks. How are you feeling about that? Is that going to be a positive decision? Cause I imagine it presents a bit of a pickle for the SEC. It’s not something that is ordinary.

JP: I mean I feel great about this. We have great legal counsel working on this. And I feel really good about it. But yeah this is very new and the SEC is of course they want to make sure it’s done right and that investors aren’t affected. This is something that we’re working with them on and I feel really good about it.

C: So you’re going to be the first company in the crypto space to actually do that right. So in case you get approval, do you see other companies coming in to do the same thing?

JP: Yes absolutely. I think that we are create a new market by doing this and we will show the world that it is possible to issue your stock and have it represented on the blockchain and have people buy it with crypto currency. You can’t buy Exodus stock with a wire transfer or ACH or credit card or anything like that. This is 100% with cryptocurrency. So we believe that we will show the world that this is possible and that other companies will want to come in and do the same thing and offer their stock to Exodus customers as well and then we’ve created essentially a new market.

C: Wow. Can you guys imagine if the SEC actually approves this that it’s going to be just wow it’s just going to be a different direction in the market. Aaron do we have at least some time for more questions?

A: We have another 45 seconds let’s rapid fire a couple more questions.

C: Okay.

J: You’ve caught me off guard. (Reading question in chat) What platform is best for buying? Not limited to main coins. Well, how about Exodus. Exodus is a fantastic platform.

JP: I was going to say that today, Exodus, if you want to buy other crypto currency with other cryptocurrency, Exodus is great for that. We still have to make it better for actually using fiat currency.

J: What is the top crypto currency? Bitcoin?

JP: BTC for sure.

C: How many coins do you have available?

JP:  Last count, I think it was 113.

C: Pretty interesting. Any more questions or wrap it up?

A: Let’s wrap it up, that was great.

C: Thank you so much for joining us and your views. And honestly whenever you guys are approved by the SEC, give us a heads up I want to write about that.

JP: We’ll let you know.

A: Thank you JP for joining us. Fantastic interview and plenty of information as well. Have a great day.